EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is entered into between Duane E. Shooltz (“Shooltz”) and Omega Flex, Inc., a Pennsylvania corporation (“Omega Flex” or the “Company”) on October 1, 2007.

WHEREAS, Omega Flex and Shooltz entered into the Employment Agreement dated March 27, 2006 ("Employment Agreement"), whereby Shooltz was employed by Omega Flex; and

WHEREAS, Shooltz has voluntarily resigned from his position as Senior Vice President and General Manager of the Company’s TracPipe® business, and

WHEREAS, Omega Flex and Shooltz wish to provide for a mutually amicable ending to Shooltz’s employment with Omega Flex, and to agree with certainty on their respective rights and responsibilities as to one another,

NOW THEREFORE, in consideration of the payments and benefits to Shooltz set forth below and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

•             Voluntary Resignation. Shooltz has voluntarily resigned from his position and office with Omega Flex on the date of this Agreement (the “Resignation Date”). Shooltz acknowledges and agrees that as of the Resignation Date, he has been paid all wages, salary, accrued vacation, incentive pay, bonuses, commissions, and any and all other forms of payment, compensation or benefits owed to him, whether under the Employment Agreement, the Company’s employee benefit plans, or under any other plan or program.

•             Separation Pay. The Company shall pay Shooltz $172,425.00 (“Separation Pay”), which is equivalent to nine months of his base salary in effect on the Resignation Date. The Separation Pay shall be paid in 39 equal weekly installments of $4,421.15 each, less applicable tax and withholdings, commencing on the first Friday immediately following the Effective Date (as defined below) of this Agreement. In addition, if Shooltz elects to continue health insurance coverage with the Company after the Effective Date) under COBRA, Omega Flex agrees to pay the premiums for the COBRA coverage for the twelve month period beginning on the Effective Date (“COBRA Continuation Payments”). In the event Shooltz obtains employment after the Effective Date and becomes eligible for health insurance coverage, Shooltz shall promptly notify the Company, and his right to receive any remaining COBRA continuation payments shall terminate immediately. Shooltz acknowledges and agrees that in the event of a material breach of the terms of this Agreement, he shall forfeit all remaining but unpaid Separation Pay and COBRA Continuation Payments owed under this Agreement, in addition to any other available damages and equitable relief.

•              Return of Omega Flex Property. Shooltz agrees that on or before the Resignation Date, he has returned all confidential and proprietary information and other

Company property, including laptop computer, cell phone, office keys and keycard. In the event Shooltz later discovers any Omega Flex Property in his possession, he shall return it promptly to the Company. In the event that Shooltz maintains any confidential or proprietary information belonging to Omega Flex in electronic form on any personal or home computer systems, he agrees to make prompt arrangements with the Company to return or destroy that confidential or proprietary information.

•              Cooperation and Support. Shooltz agrees to cooperate with and assist Omega Flex in minimizing any disruption to Omega Flex’s business caused by or related to Shooltz’s departure from Omega Flex, including without limitation communicating mutually agreed upon messages to Omega Flex’s employees, customers, vendors, and investors. In addition, Shooltz agrees to make himself reasonably available to assist the Company, if necessary, in any pending or future litigation. Omega Flex will provide to Shooltz a general letter for use in obtaining subsequent employment, the contents of which shall be mutually agreed upon by the parties.

•             Phantom Stock Plan. The Omega Flex, Inc. 2006 Phantom Stock Plan (the “Phantom Stock Plan”) and any agreement(s) issued in connection therewith will govern all issues regarding any phantom stock units that were awarded to Shooltz under the Phantom Stock Plan, or the status and disposition of any rights Shooltz may have thereunder. Without limitation of the foregoing, Shooltz acknowledges and agrees that (a) as of the Resignation Date, he has no vested phantom stock units under the Phantom Stock Plan, (b) that after the Resignation Date, all awards of phantom stock units granted to him will be forfeited, and (c) after the Resignation Date he will have no rights or interests under the Phantom Stock Plan.

•             General Release of All Claims. Shooltz hereby waives, releases and forever discharges Omega Flex, and the parents, subsidiaries, divisions, affiliates, successors and assigns of Omega Flex (collectively, the “Omega Flex Companies”) together with the current and former officers, directors, trustees, employees, attorneys, or agents of any of the Omega Flex Companies (collectively, the “Omega Flex Releasees”), from any and all claims, causes of action or suits Shooltz may have, now has or may have in the future against the Omega Flex Releasees upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date, including without limitation any claims arising from or related, directly or indirectly, to Shooltz’s employment with the Omega Flex Companies and the separation of employment with Omega Flex. These claims include without limitation claims for wages, salary, incentive compensation, bonuses or any other compensation or benefits, defamation, breach of fiduciary duties, and any and all claims arising under federal, state and local statutory or common law, including, without limitation, Title VII of the Civil Rights Act of 1964, The Americans With Disabilities Act (“ADA”), the 1991 Civil Rights Act, the Employee Retirement Income Security Act (“ERISA”), The Age Discrimination in Employment Act (“ADEA”), any claims under the Employment Agreement between Shooltz and Omega Flex dated March 27, 2006, any claims under the Omega Flex, Inc. 2006 Phantom Stock Plan, and the law of contract and tort.

Shooltz acknowledges that:

▪	he was given a period of at least twenty-one (21) days within which to consider whether or not to sign the Agreement and release claims pursuant to the ADEA

▪	he has a period of at least seven (7) days following his execution of this Agreement in which he may revoke it, in writing.
▪

Shooltz further acknowledges that he has been advised in writing by the terms of this Agreement to consult with an attorney prior to executing this Agreement and that he voluntarily and knowingly consents to its terms.

▪	This Agreement shall not become effective or enforceable until seven (7) days after the date of this Agreement (the “Effective Date”).

Initials: _/s/ DES

•             Post-Employment Restrictive Covenants. Shooltz hereby affirms the existence and continued validity and enforceability of his post-employment restrictive covenants of the Employment Agreement concerning confidential information, non-competition and non-solicitation, contained in Sections 6, 7 and 8 thereof. Shooltz agrees and affirms that (a) Sections 6, 7 and 8 of the Employment Agreement will continue in full force and effect for 1 year after the Effective Date, (b) he will abide by the terms of such restrictions, and (c) any future breach of such covenants shall constitute a material breach of this Agreement.

•              Confidentiality of Agreement. Shooltz agrees that he will not disclose, directly or by implication, any of the terms or provisions of this Agreement, except (i) to members of his immediate family on condition that they be advised that they cannot further disclose any of the same to others or (ii) as may be necessary to obtain professional, legal and/or tax advice regarding this Agreement or (iii) as required by law. This Agreement, and each of the terms thereof, shall be confidential and are not to be disclosed to third parties unless the Company determines in good faith that disclosure of the Agreement, or any of its terms, is required by federal or state law, rule or regulation, or the rules of any national stock exchange on which Omega Flex is listed. In the event the Company makes such disclosure, Shooltz may discuss only those terms that the Company has disclosed. Otherwise, the parties agree that they, their representatives and agents shall maintain strict confidentiality concerning the terms of this Agreement except that its contents may be shared with legal and tax advisors provided that such providers agree to maintain the confidentiality of such information.

•              Non-Disparagement. Shooltz and Omega Flex agree that neither party will disparage the other, including the Omega Flex Companies or any of their respective officers or employees, in any written or oral communication to a third party This Section 9 will not apply (a) if after the Effective Date Shooltz or Omega Flex initiate litigation against the other party to this Agreement, to any communications made to the court or other fact finder in that litigation, or (b) if the Company determines in good faith that disclosure of information regarding Shooltz is required by federal or state law, rule or regulation, or the rules of any national stock exchange on which Omega Flex is listed, to any written communication made pursuant to those laws, rule or regulations.

•             Entire Agreement. Except as provided in Section 5 and this Section 10, this Agreement sets forth the entire agreement between Omega Flex and Shooltz on the subject matter hereof, and fully supersedes any and all prior agreements or understandings between them on that subject matter. The Employment Agreement between Omega Flex and Shooltz, and any other agreement, oral or written, express or implied, are superseded by this Agreement and are hereby rendered null and void and without further effect; provided, however, that pursuant to Section 7 of this Agreement, Sections 6, 7 and 8 of the Employment Agreement relating to post-employment restrictive covenants shall survive the termination of the Employment Agreement, and shall continue to be in full force and effect for 1 year after the Effective Date.

•             Enforcement. In the event that Shooltz breaches the provisions in Section 7 of this Agreement, Shooltz agrees and acknowledges that Omega Flex and the Omega Flex Companies will suffer irreparable injury and damage and cannot be reasonably or adequately compensated in monetary damages alone. Accordingly, Omega Flex and the Omega Flex Companies shall be entitled, in addition to all other remedies which may be available to them (including monetary damages), to injunctive and other available equitable relief in any court of competent jurisdiction to prevent or otherwise restrain or terminate any actual or threatened breach, default or violation by Shooltz of any provision of this Agreement or to enforce any such provision.

•              Binding Effect. All rights and obligations and agreements of the parties under this Agreement shall be binding upon and enforceable against, and inure to the benefit of the parties and their personal representatives, heirs, legatees, devises, and any Person succeeding by operation of law to their rights under this Agreement. The Company may assign this Agreement to a person, corporation, partnership, joint venture, trust, firm or other entity which succeeds to the Company’s rights and liabilities by merger, sale of assets or consolidation with the Company.

•              Representations. Shooltz represents to the Company that he has had an opportunity to have this Agreement reviewed by an attorney of his own choosing, that he has read this Agreement and understands the meaning and consequences of each provision of this Agreement. Shooltz and the Company each represent and warrant to each other that there are no restrictions, agreements or limitations on their respective rights or ability to enter into and perform the terms of this Agreement.

•             Further Assurances. Shooltz and the Company, as the case may be, shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the terms or conditions of this Agreement or as may be consistent with the intent and purpose of this Agreement.

•              Rights of Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or reason of this Agreement.

•             Effect of Waiver. A waiver of, or failure to exercise, any rights provided for in this Agreement, in any respect, shall not be deemed a waiver of any further or future rights hereunder. Except for rights which must be exercised within a specified time period under this Agreement, no rights herein shall be considered waived, whether intentionally or not, unless waived in a writing signed by the party to be charged with the waiver.

•             Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and performed in that jurisdiction, without regard to the principles of conflicts of laws.

•              Amendments. This Agreement may not be changed or amended except in writing signed by all parties hereto.

•              Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

•              Notice. All notices and other communications required to be given under the terms of this Agreement or which any of the parties may desire to give hereunder shall be in writing and delivered personally or sent by express delivery, or by registered or certified mail, with proof of receipt, postage and expenses prepaid, return receipt requested, addressed as follows:

Omega Flex:	Shooltz:

Kevin R. Hoben, President	Duane E. Shooltz
Omega Flex, Inc.	6 Crestview Road
213 Court Street,	East Longmeadow, MA 01028

Middletown, CT 06457

or to such other address or addresses and to the attention of such other person or persons as the parties may from time to time designate in writing. Any notice given in accordance with this Section 20 shall be deemed to have been given when delivered personally, or when received if sent via express delivery, or registered or certified mail, return receipt requested.

•             Severability. If a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, then:

•	the remaining terms and provisions hereof shall be unimpaired, and
•

the invalid or unenforceable term or provision shall be deemed replaced by a term of provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

[Signature page immediately follows.]

                IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Release effective as of the Effective Date.

WITNESS:

/s/ Donna J. Myslinski___________	/s/ Duane E. Shooltz__________
Duane E. Shooltz

Date: 10/01/07_________________	Date: 10/01/07______________

WITNESS:	OMEGA FLEX, INC.,
A Pennsylvania corporation

/s/ Donna M. Myslinski__________	By: /s/ Kevin R. Hoben_______
Kevin R. Hoben,
President and Chief Executive Officer

Date: 10/01/07_________________	Date: 10/01/07_____________